Exhibit 10.1

DYNEGY INC.

EXECUTIVE SEVERANCE PAY PLAN

(Effective November 7, 2001)

I.	INTRODUCTION

Dynegy Inc. and its participating subsidiaries and affiliated entities hereby establish the Dynegy Inc. Executive Severance Pay Plan (the “Executive Plan”) effective as of November 7, 2001, to provide severance benefits for certain eligible employees whose employment is terminated involuntarily by the Company1 under certain conditions. This Executive Plan supersedes and replaces any and all Company severance pay policies, plans or other programs providing similar benefits to employees eligible to participate in this Executive Plan.

II.	ELIGIBILITY

A.	Eligibility for Participation

An employee may be eligible to participate in the Executive Plan if he or she has the title of “Managing Director” or above and his or her employment is terminated for one of the following reasons (determined by the Plan Administrator in its sole discretion): (1) a reduction in force; (2) a position elimination; (3) an office closing; or (4) a mutually satisfactory resignation. If an employee is given advance notice of his or her termination, that employee must remain in employment until the Company’s designated termination date in order to receive severance pay under this Executive Plan.

The Company, upon written approval of the Plan Administrator, in its sole discretion, may grant participation eligibility due to an employment termination for additional reasons within the policy or guidelines of the Company and approved by the Executive Vice President of Administration and Technology of Dynegy Inc.

B.	Ineligibility for Participation

An employee is ineligible to participate in the Executive Plan in the event that the employee’s employment is terminated for a reason other than those enumerated in Subsection A above, including, but not limited to, the following:

•	voluntary resignation for any reason, except participation in a Company voluntary separation program or a mutually satisfactory resignation as determined by the Plan Administrator, in its sole discretion;

•	termination due to performance, failure to report for work, failure to return from leave within applicable Company policy or legal time frames, or other similar event;

•

termination due to cause, which shall include, but not be limited to, (a) conviction of a misdemeanor involving moral turpitude or a felony, (b) engaging in conduct which is materially injurious (monetarily or otherwise) to the Company or any of its affiliates (including, without limitation, misuse of the Company’s or an affiliate’s funds or other property), (c) engaging in gross negligence or willful misconduct in the performance of the employee’s duties, (d) willful refusal without proper legal reason to perform the

[1]	The term “Company” shall include Dynegy Inc. and each of its subsidiaries and affiliated entities that participate in the Executive Plan. The participating subsidiaries and affiliated entities are listed on Attachment A.

employee’s duties, (e) breach of any provision of any agreement between the Company and the employee, or (f) breach of any corporate policy maintained and established by the Company that is of general applicability to its employees;

•	merger, acquisition, sale, transfer, outsourcing, reorganization or restructuring of all or part of the Company or any affiliate or division thereof where either (i) the employee is offered another position within the Company that provides a base salary at least equal to or greater than the base salary the employee was receiving on the date of termination;[2] or (ii) the employee is offered any position with a Successor Company[3], including an outside contractor, whether affiliated or unaffiliated with the Company and whether or not the Successor Company adopts the Executive Plan, and the offer provides a base salary at least equal to or greater than the base salary the employee was receiving on the date of termination; or

•	termination as a result of the death of the employee.

The Company has the right to cancel or reschedule an employee’s previously scheduled termination before the termination date. An employee will not be eligible for severance benefits under this Executive Plan if a previously scheduled termination is canceled.

III.	SEVERANCE BENEFITS

If an employee is terminated as a result of an event which makes him or her eligible to participate in this Executive Plan, the employee will receive written notice of his or her termination from Human Resources. Such notice will describe the employee’s potential eligibility to participate in the Executive Plan and the benefits available under it. In order to receive severance benefits under this Executive Plan, the employee must execute an Agreement and Release (the “Release”) in the form provided by the Company acknowledging receipt of the severance payment and other benefits and releasing the Company and other persons and entities designated by the Company from any liability arising from his or her employment or termination.

A.	Amount of Severance Pay

The amount of severance pay an employee receives under this Executive Plan will be based on the employee’s position and service credit at the time of the termination of employment. Under the Executive Plan, an eligible employee will receive one (1) month of base pay for each full, completed year of continuous service with the Company and a pro-rated amount for each partial year of continuous service, subject to certain minimum and maximum

[2]	Such an offer includes any position with the Company whether or not such position would require a transfer to a different work location as long as the Company’s standard relocation package is offered in connection with such transfer.
[3]	A Successor Company is any entity that assumes operations or functions formerly carried out by the Company (such as the buyer of a facility, asset or division or any entity to which a Company operation or function has been outsourced); any affiliate of the Company; or any entity making the job offer at the request of the Company (such as a joint venture of which the Company or an affiliate is a member).

payment requirements. If, at the time an employee becomes eligible to receive severance benefits under this Executive Plan, his or her title is “Managing Director” or “Vice President,” the employee will be eligible to receive a minimum of six (6) months of base pay as severance pay. If, at the time an employee becomes eligible to receive severance benefits under this Executive Plan, his or her title is “Senior Vice President,” the employee will be eligible to receive a minimum of nine (9) months of base pay as severance pay. If, at the time an employee becomes eligible to receive severance benefits under this Executive Plan, his or her title is “Executive Vice President”, the employee will be eligible to receive a minimum of twelve (12) months of base pay as severance pay. The maximum amount of severance pay available to any employee, regardless of title, under this Executive Plan is twelve (12) months of base pay. “Month of base pay” shall be defined as an employee’s monthly rate of pay, excluding overtime, bonuses, commissions, premium pay, employee benefits, expense reimbursements and similar amounts. The Plan Administrator shall determine an employee’s monthly rate of base pay, and the employee’s full and partial years of continuous service, in its sole discretion. The number of months for which an employee receives severance pay under this Executive Plan will be referred to, herein, as the “severance period.” The benefits payable under this Executive Plan shall be inclusive of and offset by any other severance or termination payment made by the Company, including payments provided by Subsection D below. Except as otherwise specifically provided in the Executive Plan, severance pay will be paid to the eligible employee in a lump sum or as salary continuation, in the Company’s sole discretion, after the employee executes the Release and the expiration of any revocation period described in the Release. If paid in a lump sum, severance pay will be paid as soon as administratively practicable after the execution of the Release and expiration of any revocation period described therein unless the employee revokes the Release during the applicable revocation period. If paid in the form of salary continuation, severance pay will be paid to the employee after the execution of the Release and expiration of any revocation period described therein, unless the employee revokes the Release during the applicable revocation period, at the employee’s normal base weekly rate of pay with the frequency of the payroll cycle on which the employee was being paid at the time of his or her termination of employment until the total amount of severance is paid. All severance pay benefits will be subject to withholding for applicable employment and income taxes. The employee is responsible for informing the Plan Administrator of any change in the employee’s mailing address by written letter delivered to the Vice President of Human Resources until the employee’s severance benefits have been paid in full.

In the event that an employee dies after the termination of his or her employment and before having received the full amount of the severance benefits for which he or she was qualified, benefits provided by this Executive Plan will be paid to the legal representative of the employee’s estate unless the employee notifies the Plan Administrator in writing that he or she specifically designates a different beneficiary. Benefits will be paid as soon as practicable after receipt of notice of proof of such death; provided, however, that if the employee had not signed the Release prior to his or her death, then a condition to the receipt of benefits will be the execution of the Release by the executor or other authorized representative of the employee’s estate.

The amount of severance pay you receive under this Executive Plan shall be reduced by any amounts you owe to the Company at the time your severance pay is paid to you. The determination of what amounts are owed by you will be made in the sole discretion of the Plan

Administrator. Any such offset to the severance amount for which you are eligible will be made in conformance with applicable state law that is not otherwise preempted by ERISA.

B.	Continuation of Medical Coverage

During the severance period, as determined under Section III.A above, the Company shall permit the employee, at his or her election, to continue to participate in the Company’s group health care plan that provides medical and dental coverage that the employee was participating in immediately prior to such termination of employment; provided, however, that (a) the employee must continue to pay the premiums for such coverage based on the premiums paid by active employees of the Company for similar coverage, (b) the availability and terms of such coverage, and the required premium payments, shall adjust as such availability, terms and premiums are adjusted for active employees, and (c) such coverage shall immediately end upon the employee’s obtaining new employment and eligibility for similar coverage (and the employee is obligated hereunder to promptly report such eligibility to the Company). An employee’s election of this extended coverage shall not adversely affect in any way his or her right to health care continuation coverage as required under Part 6 of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), except that the period of such health care continuation coverage under the Company’s group health care plan shall be reduced by the period of the employee’s extended coverage as provided under the terms of this paragraph.

C.	Outplacement Assistance

During the minimum severance period, as determined under Section III.A above, the Company shall provide the employee with outplacement assistance benefits in such amount and in such form as determined by the Plan Administrator in its sole discretion. The Company will pay such outplacement assistance benefits directly to an outplacement assistance provider mutually agreed upon by the employee and the Plan Administrator. The value of such outplacement services will not be paid to the employee in a lump sum. The Company may, in its sole discretion, provide outplacement assistance benefits to an eligible employee prior to the employee’s execution of the Release or the expiration of any revocation period described in the Release. If an eligible employee is provided such outplacement assistance benefits prior to execution of the Release or the expiration of any such revocation period, then, after execution of the Release and the expiration of such revocation period, the eligible employee will not be entitled to outplacement assistance benefits in excess of those that the Plan Administrator had determined would be provided to the eligible employee. Failure to execute the Release within the specified period or the revocation of the Release will result in cessation of any outplacement assistance benefits.

D.	Integration with Plant Closing Law and/or the WARN Act

To the extent that any federal, state or local law, including, without limitation, so-called “plant closing” laws, requires the Company to give advance notice or make payment of any kind to an employee because of that employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the benefits provided under this Executive Plan shall either be reduced or eliminated. The benefits provided under this Executive Plan are intended to satisfy any and all statutory obligations that may arise out of any eligible employee’s involuntary termination for the foregoing reasons, and the Plan Administrator shall so construe and implement the terms of the Executive Plan in its sole discretion. Included in the scope of the foregoing, if an eligible employee receives notice from the Company pursuant to the Workers Adjustment and Retraining Notification (WARN) Act, and remains employed during the WARN notice period, then the severance pay and benefits for which the employee is eligible under this Executive Plan will be reduced by the pay and benefits received by the employee during the WARN notice period.

E.	Effect of Executive Plan on other Company Benefits

An employee eligible for benefits under this Executive Plan may be eligible to continue participation in certain other Company benefits and/or benefit plans. However, continuation in various Company plans is subject to the terms and conditions of the applicable plan documents or insurance contracts in effect on the date of the employee’s termination. An employee’s rights under the other plans, documents or insurance contracts are not affected by his or her decision to participate or to not participate in this Executive Plan.

F.	Effect of Executive Plan on Rehiring

Once an employee receives benefits under this Plan, he or she has no right to be re-employed by the Company. If such an employee is rehired by the Company after receiving severance pay benefits, that employee will be required to return any portion of the severance payment that exceeds the employee’s normal base weekly rate of pay prior to his or her employment termination multiplied by the number of weeks and/or fractions of weeks between the employee’s termination date and the rehire date. Any required return payment under this paragraph may be paid to the Company in a lump sum or will be deducted from the employee’s pay after rehire.

If an employee’s employment ends because of a reduction in force and that employee is rehired by the Company within twelve months of his or her termination date, the employee’s years of service with the Company prior to such termination will be counted in determining his or her Personal Paid Time (PPT) benefits eligibility in future years. Applicable PPT time on rehire will be determined in accordance with the Company’s PPT policy.

G.	Mitigation; Benefits under Employment Agreement

Except as provided in Sections III.B and III.G above, an employee receiving benefits under this Executive Plan shall not be required to mitigate the amount of any payment or benefit provided for under the plan by seeking other employment or otherwise; nor shall the amount of any payment or benefit be reduced by any compensation or benefit earned by the employee as the result of employment by another employer or by retirement benefits. An employee who might otherwise be eligible to participate in the Executive Plan but is a party to an Employment Agreement with the Company in effect on his or her date of termination, shall be entitled to either the severance benefits provided under the Executive Plan or the benefits provided in such Employment Agreement, whichever provides the greater benefit on a provision-by-provision basis. The benefits available under the Executive Plan are not in addition to or intended to duplicate the benefits for which an employee might be eligible under his or her Employment Agreement.

IV.	EXECUTIVE PLAN ADMINISTRATION

The administration and operation of the Executive Plan is directed by the Plan Administrator. The Plan Administrator is the Dynegy Inc. Benefits Plans Committee that has been appointed by the Compensation Committee of the Dynegy Inc. Board of Directors (or their delegates) to oversee the operation of the Executive Plan. The Plan Administrator will have full power to administer the Executive Plan in all of its details, subject, however, to the requirements of ERISA. The Plan Administrator’s power and authority will include, but will not be limited to, the sole discretion to:

•	make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Executive Plan or as are required to comply with applicable law;

•	interpret the Executive Plan and authorize the payment of any benefits under it, its interpretation thereof to be final and conclusive regarding any employee, former employee, participant, former participant and/or beneficiary;

•	decide all questions concerning the Executive Plan and the eligibility of any individual to participate in the Executive Plan;

•	compute the amount of benefits which will be payable to any participant, former participant or beneficiary in accordance with the provisions of the Executive Plan, and to determine the person or persons to whom such benefits will be paid;

•	keep such records and submit such filings, elections, applications, returns or other documents or forms as may be required under the Internal Revenue Code of 1986, as amended (“Code”), and applicable regulations, or under state or local law and regulations;

•	appoint such agents, counsel, accountants and consultants as may be required to assist in administering the Executive Plan; and

•	by written instrument, allocate and delegate its fiduciary responsibilities in accordance with Section 405 of ERISA.

All such rules, regulations, determinations, constructions, decisions and interpretations made by the Plan Administrator will be final and binding, except as otherwise required by law. To the extent the Plan Administrator has been granted discretionary authority under the Executive Plan, the Plan Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

V.	CLAIM REVIEW PROCEDURE

A.	Authority to Adopt Procedures

The Plan Administrator shall have the power and authority to establish written procedures for processing claims for Executive Plan benefits and reviews of Executive Plan benefit claims which have been denied or modified. Such procedures may be amended and modified from time to time in the discretion of the Plan Administrator. The procedures as adopted and amended and modified from time to time by the Plan Administrator are hereby incorporated by reference as a part of the Executive Plan. A summary of the claims procedures in effect as of January 1, 2002, are set forth in Section V.B below.

B.	Summary of Claims Procedures in effect as of January 1, 2002

In order to file a claim for benefits under the Executive Plan, you must submit to the Vice President of Human Resources (the “Benefits Administrator”) a written claim for Executive Plan benefits containing a description of (a) an alleged failure to receive a benefit payable under the Executive Plan or (b) an alleged discrepancy between the amount of a benefit owed and the amount of the benefit you received under the Executive Plan. In connection with the submission of a claim, you may examine the Executive Plan and any other relevant documents relating to the claim, and you may submit written comments relating to such claim to the Benefits Administrator. If you need additional information regarding your claim for benefits, then you can submit a written request to the Benefits Administrator for such information. Failure to furnish a written claim description or to otherwise comply with the claim submission procedure will invalidate your claim unless the Benefits Administrator determines that it was not reasonably possible to comply with such procedure.

Upon the filing of a claim for benefits, the Benefits Administrator will determine if the request is clear, and if so, will proceed with the processing of the claim. If the Benefits Administrator determines that the claim is not clear, then the claim will be referred to the Plan Administrator for review.

Within 90 days from the date a completed claim for benefits is filed (or such longer period as may be necessary due to unusual circumstances, but in any event no longer than the time period described in the next paragraph), the Plan Administrator will make a decision as to whether the claim is to be approved, modified, or denied. If the Plan Administrator approves the claim, then the Benefits Administrator will process the claim as soon as administratively practicable.

In the event of an “Adverse Benefit Determination” (which includes a denial or modification of your claim, or an invalidation for failing to follow the Executive Plan’s claim submission procedures), you will be notified in writing not later than 90 days following the date the claim was filed (or within 180 days under special circumstances, in which case you will be informed of the extension and the circumstances requiring the extension in writing prior to its commencement) of the following:

•	The specific reason or reasons for the Adverse Benefit Determination;

•	The Executive Plan provisions upon which the Adverse Benefit Determination is based;

•	Any additional material or information necessary to perfect the claim and the reasons why such material or information is necessary;

•	The Executive Plan’s claims review procedure; and

•	A description of your right to bring a civil action under ERISA with respect to the Adverse Benefit Determination.

Within 60 days following receipt of an Adverse Benefit Determination, you may submit a written request to the Plan Administrator for review of such determination. During this review process, you will have the opportunity to submit written comments and other information relating to the claim and you will have reasonable access to, and copies of, all documents and other information related to the claim free of charge. Any items you submit to the Plan Administrator will be considered without regard to whether such items were considered in the initial benefit determination.

Within 60 days following a request for review (or within 120 days under special circumstances, in which case you will receive written notice of the extension and the circumstances requiring the extension prior to its commencement), the Plan Administrator must, after providing you with a full and fair review, render its final decision in writing (or electronically). However, the review process may be delayed if you fail to provide information that is requested by the Plan Administrator. If the Plan Administrator approves the claim on review, then the Benefits Administrator will process the claim as soon as administratively practicable. In the event of an Adverse Benefit Determination on review, the Plan Administrator’s final decision will include:

•	The specific reason or reasons for the Adverse Benefit Determination;

•	The Executive Plan provisions upon which the Adverse Benefit Determination is based;

•	A statement that you are entitled to reasonable access to, and copies of, all documents and other information related to the claim free of charge; and

•	A description of your right to bring a civil action under ERISA with respect to the Adverse Benefit Determination.

You may, by submitting a written statement to the Plan Administrator, authorize an individual or entity to pursue your claim for benefits under the Executive Plan and/or your request for a review of an Adverse Benefit Determination made with respect to a claim.

Completion of the claims procedures described in this Section V.B will be a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Executive Plan by a claimant or by any other person claiming rights individually or through a claimant.

VI.	EXECUTIVE PLAN AMENDMENT OR TERMINATION

Dynegy Inc. reserves the right to amend, modify, supplement or terminate, in whole or in part, any or all of the provisions of the Executive Plan at any time prospectively or retroactively, for any reason, without notice or further obligation to any employee or any other person entitled to receive benefits, if any, under the Executive Plan. Dynegy Inc. also reserves the right to make any modification, supplementation or amendments to the Executive Plan that are necessary or appropriate to qualify or maintain the Executive Plan so that it satisfies the applicable provisions of the Code and ERISA. Any amendment to the Executive Plan must be signed by the Executive Vice President of Administration and Technology to be effective.

Dynegy Inc. may terminate the participation in the Executive Plan of any of the entities listed on Attachment A at any time by delivering to the Plan Administrator written notification to that effect. Withdrawal by any entity listed on Attachment A or complete discontinuance of the payment of severance benefits under the Executive Plan by any entity listed on Attachment A shall constitute termination of the Executive Plan with respect to that entity. In the event any entity listed on Attachment A withdraws from participation or Dynegy Inc. terminates the Executive Plan, no employee shall be entitled to receive benefits hereunder for employment either before or after such action.

VII.	ERISA RIGHTS

As a participant in the Executive Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all Executive Plan participants shall be entitled to:

RECEIVE INFORMATION ABOUT YOUR PLAN AND BENEFITS:

(1)	Examine without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Executive Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Executive Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(2)	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Executive Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

(3)	Receive a summary of the Executive Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

PRUDENT ACTIONS BY PLAN FIDUCIARIES

In addition to creating rights for Executive Plan participants, ERISA imposes obligations upon the people who are responsible for the operation of employee benefit plans. The people who operate the Executive Plan, called “fiduciaries” of the Executive Plan, have a duty to do so prudently and in the interest of you and other Executive Plan participants and beneficiaries. No one, including your employer, your union, or any other person may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

ENFORCE YOUR RIGHTS

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Executive Plan documents or the latest annual report from the Executive Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Executive Plan’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in Federal court. If it should happen that Executive Plan fiduciaries misuse the Executive Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if it finds that your claim is frivolous).

ASSISTANCE WITH YOUR QUESTIONS

If you have any questions about the Executive Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

VIII.	GENERAL PROVISIONS

A.	No Rights Created or Accrued

The adoption of the Executive Plan is purely voluntary on the part of the Company and shall not be deemed to constitute a contract between the Company, any employee or other person not in the employ of the Company, or to be a consideration for, or an inducement or condition of, the employment of any employee or other person, or to give any right to be retained in the employ of the Company. Nothing in the Executive Plan shall be construed as giving to an employee of the Company a right to receive any benefit other than the benefits specifically provided under the terms of the Executive Plan. No benefits shall be deemed to accrue under the Executive Plan at any time except the time at which they become payable under the plan, and no right to a benefit under the Executive Plan shall be deemed to vest prior to an employee’s termination date. Nothing in the Executive Plan shall be construed to limit in any manner the right of the Company to discharge, demote, downgrade, transfer, relocate, or in any other manner treat or deal with any individual in its employ, without regard to the effect such treatment or dealing may have upon such individual as someone who might otherwise have become (or remained) a participant in the Executive Plan, which right is hereby reserved.

B.	The Executive Plan’s Relation to other Descriptive Matter

The Executive Plan shall contain no terms or provisions except those set forth herein, or as hereafter amended in accordance with the provisions of Section VI of this plan. If any description made in any other document is deemed to be in conflict with any provision of the Executive Plan, the provisions of the Executive Plan shall control.

C.	Non-alienation of Benefits

No benefits payable under the Executive Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge or other encumbrance, and any attempt to do so shall be void.

D.	Governing Law

The provisions of the Executive Plan shall be construed, administered and enforced according to ERISA and, to the extent not preempted, by the laws of the State of Texas.

E.	Severability

If any provision of the Executive Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the plan, and the Executive Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth in it.

F.	Effect on other Plans

This Executive Plan has no effect on the rights of any participant under any other employee benefit plan or policy sponsored by the Company (other than as replaced or superceded in Section I hereof) such as any profit-sharing, medical, dental or hospitalization, life insurance, AD&D, incentive compensation, or Personal Paid Time plan. Rights under those plans or policies are governed solely by their terms.

G.	Costs and Indemnification

All costs of administering the Executive Plan and providing plan benefits will be paid by the Company, with one exception: any expenses (other than arbitrator fees) incurred in resolving disputes with multiple claimants concerning their entitlement to the same benefit may be charged against the benefit, which will be reduced accordingly. To the extent permitted by applicable law and in addition to any other indemnities or insurance provided by the Company, the Company shall indemnify and hold harmless its (and its affiliates’) current and former officers, directors, and employees against all expenses, liabilities, and claims (including legal fees incurred to defend against liabilities and claims) arising out of their discharge or omission in good faith of their administrative and fiduciary responsibilities with respect to the Executive Plan. Expenses and liabilities arising out of willful misconduct will not be covered under this indemnity.

H.	Miscellaneous

Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Executive Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

IX.	IDENTIFYING DATA

The Executive Plan is a welfare benefit plan providing benefits from the general assets of the Company. Dynegy Inc. is the plan sponsor. The Plan Year is from January 1 to the following December 31. For identification purposes, the Executive Plan is part of the Dynegy Inc. Comprehensive Welfare Benefits Plan to which the plan sponsor has assigned plan number 501. The Employer identification number for Dynegy Inc. is 74-2928353.

A.	Plan Sponsor

Dynegy Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

(713) 507-6400

B.	Plan Administrator

Dynegy Inc. Benefit Plans Committee

c/o Executive Vice President of Administration and Technology

Dynegy Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

(713) 507-6400

C.	Agent for Legal Service of Process

Dynegy Inc. Benefit Plans Committee

c/o Executive Vice President of Administration and Technology

Dynegy Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

Attachment A

Subsidiaries and Affiliates Adopting the Executive Plan

1.	Dynegy Midstream Services, Limited Partnership (Plan participation effective November 7, 2001);

2.	Dynegy Power Marketing, Inc. (Plan participation effective November 7, 2001);

3.	Dynegy Marketing and Trade (Plan participation effective November 7, 2001);

4.	Dynegy Power Corp. (Plan participation effective November 7, 2001);

5.	Calcasieu Power, LLC (Plan participation effective November 7, 2001);

6.	Dynegy Midwest Generation, Inc. (Plan participation effective November 7, 2001);

7.	Illinova Energy Partners, Inc. (Plan participation effective March 15, 2002);

8.	Dynegy Northeast Generation, Inc. (Plan participation effective November 7, 2001);

9.	Illinois Power Company (Plan participation effective March 15, 2002); and

10.	Illinova Generating Company (Plan participation effective March 15, 2002).